Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
NRG Energy, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-114007) on Form S-8, (No. 333-130549) on Form S-3 and (No. 333-123677) on Form S-3 of NRG Energy, Inc. of our reports dated February 28, 2008, with respect to the consolidated balance sheets of NRG Energy, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows, for each of the years in the three-year period ended December 31, 2007, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of NRG Energy, Inc.
Our report refers to the Company’s change in method of accounting for stripping costs pursuant to Emerging Issues Task Force Issue No. 04-6, Accounting for Stripping Costs Incurred during Production in the Mining Industry, effective January 1, 2006, as well as the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment, and related interpretations, effective January 1, 2006; and the Company’s adoption of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006, and the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS No. 109, effective January 1, 2007.
/s/ KPMG LLP
KPMG LLP

Philadelphia, Pennsylvania
February 28, 2008